Exhibit 3.1

ARTICLES SUPPLEMENTARY
SHORE BANCSHARES, INC.

SHORE BANCSHARES, INC., a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), in accordance with the provisions of Section 2-208 of the Maryland General Corporation Law thereof, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:           Pursuant to its power and authority under the Amended and Restated Articles of Incorporation of the Corporation and Section 2-208 of the Maryland General Corporation Law, the Board of Directors has eliminated the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $.01 per share (the “Series A Preferred Stock”), as a class of capital stock of the Corporation by reclassifying all 25,000 authorized but unissued shares of the Series A Preferred Stock (the “Series A Shares”) as 25,000 shares of common stock of the Corporation, par value $.01 per share (“Common Stock”), such that the total number of shares of capital stock that the Corporation has authority to issue is 35,000,000 shares, all of which are currently classified as Common Stock.  The Series A Shares were created pursuant to a classification of authorized but unissued shares of Common Stock evidenced by Articles Supplementary filed for record on January 7, 2009, were issued on January 9, 2009, and were repurchased on April 15, 2009.

SECOND:      The Series A Shares have been reclassified by the Board of Directors under the authority contained in the Maryland General Corporation Law and the Corporation’s Charter.

THIRD:          These Articles Supplementary were approved by the Board of Directors pursuant to a Unanimous Written Consent of Board of Directors in Lieu of Special Meeting dated June 15, 2009.

FOURTH:      These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts them for record.

IN WITNESS WHEREOF, SHORE BANCSHARES, INC., has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and witnessed and attested by its Secretary on this 15th day of June, 2009, and they acknowledged the same to be the act of said Corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	SHORE BANCSHARES, INC.

/s/ W. David Morse	By:	/s/ W. Moorhead Vermilye (SEAL)
W. David Morse, Secretary		W. Moorhead Vermilye, President